EXECUTION VERSION

Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

BETWEEN

SOUTH JERSEY INDUSTRIES, INC.

AND

BRANCH BANKING AND TRUST COMPANY, AS TRUSTEE

DATED AS OF SEPTEMBER 16, 2019

5.625% JUNIOR SUBORDINATED NOTES DUE 2079

Exhibit A:  Form of Note and the Trustee’s Certificate of Authentication

i

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of September 16, 2019 (the “First Supplemental Indenture”), is between SOUTH JERSEY INDUSTRIES, INC., a New Jersey corporation, having its principal office at 1 South Jersey Plaza, Folsom, New Jersey 08037 (the “Company”), and BRANCH BANKING AND TRUST COMPANY, a North Carolina banking association, as trustee under the Base Indenture (as defined below), having a corporate trust office at 223 West Nash Street, Wilson, North Carolina 27893, Attention: Corporate Trust Services (herein called the “Trustee”).

WHEREAS, the Company has heretofore entered into a Junior Subordinated Indenture, dated as of September 16, 2019, between the Company and the Trustee (the “Base Indenture”);

WHEREAS, the Base Indenture is incorporated herein by this reference and the Base Indenture, as supplemented and amended by this First Supplemental Indenture, and as may be hereafter supplemented or amended from time to time in accordance herewith and therewith, is herein called the “Indenture”;

WHEREAS, under the Base Indenture, a new series of Securities may at any time be established in accordance with the provisions of the Base Indenture and the terms of such series may be described by a supplemental indenture executed by the Company and the Trustee;

WHEREAS, the Company proposes to create under the Base Indenture a new series of Securities;

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture and all requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms, and to make the Notes (as defined herein), when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, and all acts and things necessary have been done and performed to make this First Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects;

NOW, THEREFORE, in consideration of the purchase and acceptance of the Notes by the Holders (as defined herein), and for the purpose of setting forth, as provided in the Base Indenture, the form and substance of the Notes and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

ARTICLE I
DEFINITIONS

1.1          Definition of Terms.  For all purposes of this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a)	the capitalized terms not otherwise defined herein shall have the meanings set forth in the Base Indenture;

(b)	the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;

(c)	all other terms used herein which are defined in the Trust Indenture Act of 1939, as amended, whether directly or by reference therein, have the meanings assigned to them therein;

(d)	a reference to a Section or Article is to a Section or Article of this First Supplemental Indenture unless otherwise stated;

(e)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(f)	headings are for convenience of reference only and do not affect interpretation;

“Business Day” means any day other than a Saturday or Sunday that is neither a Legal Holiday in New York, New York nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close, or a day on which the Corporate Trust Office is closed for business.

“Compound Interest” has the meaning set forth in Section 4.1.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business in respect of this Indenture shall be designated, which office, on the date of original execution of this Indenture, is located at Branch Banking and Trust Company, 223 West Nash Street, Wilson, North Carolina 27893, Attention: Corporate Trust Services, Telephone: (704) 838-8915, Facsimile: (252) 246-4303, Email: crhodebeck@bbandt.com, or at any other time at such other address as the Trustee may designate from time to time by notice in writing to the Company, or at the principal corporate trust office of any successor trustee as to which such successor trustee may notify the Company in writing.

“Global Security” shall have the meaning set forth in Section 2.3.

“Holder” means the Person in whose name at the time a particular Note is registered on the books of the Trustee kept for that purpose.

“Interest Payment Date” shall have the meaning set forth in Section 2.4(a).

“Interest Payment Period” means, with respect to any Interest Payment Date, the period from and including the immediately preceding Interest Payment Date (or if none, September 16, 2019) to, but excluding, such Interest Payment Date.

“Interest Rate” has the meaning set forth in Section 2.4(b).

“Legal Holiday” means any day that is a legal holiday in New York, New York.

“Notes” shall have the meaning specified in Section 2.1.

“Optional Deferral Period” has the meaning set forth in Section 4.1.

“Original Issue Date” means September 16, 2019.

“Rating Agency Event” means a change to the methodology or criteria that were employed by an applicable nationally recognized statistical rating organization for purposes of assigning equity credit to securities such as the Notes on the Original Issue Date (the “current methodology”), which change either (i) shortens the period of time during which equity credit pertaining to the Notes would have been in effect had the current methodology not been changed, or (ii) reduces the amount of equity credit assigned to the Notes as compared with the amount of equity credit that such rating agency had assigned to the Notes as of the Original Issue Date..

“Redemption Date” means the date fixed for redemption by or pursuant to the terms of this First Supplemental Indenture.

“Regular Record Date” means, with respect to each Interest Payment Date,(i) for so long as all of the Notes that are outstanding are represented by one or more Global Securities, the close of business on the Business Day immediately preceding such Interest Payment Date, and, (ii) in the event that any of the Notes that are outstanding cease to be represented by one or more Global Securities, the close of business on the 15th calendar day prior to such Interest Payment Date (whether or not a Business Day).

 “Rights Plan” means a plan of the Company providing for the issuance by the Company to all holders of its common stock of rights entitling the holders thereof to subscribe for or purchase shares of its common stock or any class or series of preferred stock, which rights (i) are deemed to be transferred with such shares of common stock, (ii) are not exercisable and (iii) are also issued in respect of future issuances of its common stock, in each case until the occurrence of a specified event or events.

“Special Record Date” has the meaning set forth in Section 4.1.

“Stated Maturity” shall have the meaning specified in Section 2.2.

“Tax Event” means receipt by the Company of an opinion of counsel experienced in such matters to the effect that, as a result of:

(a)
any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

(b)
an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

(c)
any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

(d)
a threatened challenge asserted in writing in connection with an audit of the Company or an audit of any of the Subsidiaries of the Company, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment, clarification, or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly known after September 9, 2019, there is more than an insubstantial risk that interest payable by the Company on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.

The terms “Company,” “Trustee,” “Base Indenture,” and “Indenture” shall have the respective meanings set forth in the recitals to this First Supplemental Indenture.

ARTICLE II
GENERAL TERMS AND CONDITIONS OF THE NOTES

2.1          Designation and Principal Amount.  There is hereby authorized a new series of Securities, to be designated the “5.625% Junior Subordinated Notes due 2079” (the “Notes”), in the initial aggregate principal amount of $200,000,000, which amount shall be set forth in any written orders of the Company for the authentication and delivery of Notes pursuant to Section 2.1 of the Base Indenture and Section 6.1 hereof.

2.2          Stated Maturity.  The “Stated Maturity” of the Notes is September 16, 2079, which may not be shortened or extended.

2.3          Form; Minimum Denominations.

(a)         The Notes shall initially be issued in the form of one or more Global Securities registered in the name of the Depositary (which initially shall be The Depository Trust Company) or its nominee (each, a “Global Security”).  Except under the limited circumstances described below, Notes represented by such Global Security or Global Securities shall not be exchangeable for, and shall not otherwise be issuable as, Notes in definitive form.  The Global Securities described in this Section 2.3 may not be transferred except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or to a successor Depositary or its nominee.

A Global Security representing the Notes shall be exchangeable for Notes registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Security and no successor Depositary shall have been appointed by the Company within 90 days of receipt by the Company of such notification, or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act at a time when the Depositary is required to be so registered to act as such Depositary and no successor Depositary shall have been appointed by the Company within 90 days after it becomes aware of such cessation, (ii) an Event of Default has occurred and is continuing with respect to the Notes and beneficial owners of a majority in aggregate principal amount of the Notes represented by Global Securities advise the Depositary to cease acting as Depositary, or (iii) the Company in its sole discretion, and subject to the procedures of the Depositary, determines that such Global Security shall be so exchangeable.  Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Notes registered in such names as the Depositary shall direct.

(b)         The Notes shall be issuable in minimum denominations of $25 and integral multiples of $25 in excess thereof.

2.4          Interest.

(a)        Subject to Article IV, interest on the Notes shall be payable quarterly in arrears on March 16, June 16, September 16 and December 16 of each year (each, an “Interest Payment Date”), commencing December 16, 2019, and at Stated Maturity to the Person in whose name the relevant Notes are registered at the close of business on the Regular Record Date for such Interest Payment Date except that interest payable at the Stated Maturity shall be paid to the Person to whom principal is payable.  Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30-day months, and with respect to any period less than a full calendar month, on the basis of the actual number of days elapsed during a 30-day month.  If any Interest Payment Date, Redemption Date or the Stated Maturity is not a Business Day, then the applicable payment shall be made on the next succeeding day that is a Business Day (and without any interest or other payment due to such delay) with the same force and effect as if made on the date the payment was originally payable.  Section 15.5 of the Base Indenture is hereby superseded in its entirety, with respect to the Notes, by the immediately preceding sentence.

(b)         The Notes will bear interest at the rate of 5.625% per year (the “Interest Rate”) from and including the Original Issue Date to, but excluding, the date the principal amount thereof is paid or made available for payment. The Notes shall bear interest, to the extent permitted by law, on any overdue principal and interest at the Interest Rate.

2.5          Events of Default.  For the benefit of the Holders of the Notes and for purposes of this First Supplemental Indenture only, Section 6.1 of the Base Indenture is hereby amended and restated in its entirety as follows:

“Event of Default,” wherever used herein with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)
default in the payment of any interest (including any Compound Interest) upon any Note when it becomes due and payable, and continuance of such default for a period of 60 days, other than during an Optional Deferral Period; or

(b)	default in the payment of the principal of or any premium on any Note when due; or

(c)
the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

(d)
the commencement by the Company of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the authorization of any such action by the Board of Directors.

The Trustee shall have no right or obligation under the Indenture or otherwise to exercise any remedies on behalf of the Holders pursuant to the Indenture in connection with any failure by the Company to comply with any covenant thereunder, which failure does not constitute, or with the giving of notice or passage of time would not constitute, an Event of Default hereunder.

If an Event of Default shall have occurred and be continuing, unless the principal of the Notes shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of all the then outstanding Notes, by notice in writing to the Company (and to the Trustee if given by Holders) may declare the principal amount of all the Notes, together with any accrued interest, to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable.

The foregoing provisions, however, are subject to the condition that if, at any time after the principal amount (or specified portion thereof) of the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of moneys due shall have been obtained or entered as hereinafter provided, the Company shall pay or shall deposit with the Trustee a sum sufficient to pay all matured installments of interest upon all the Notes and the principal of any and all Notes which shall have become due otherwise than by declaration (with interest on overdue installments of interest to the extent permitted by law and on such principal at the rate of interest borne by the Notes to the date of such payment or deposit) and the amounts payable to the Trustee under Section 7.6 of the Base Indenture, and any and all defaults under the Indenture with respect to the Notes, other than the nonpayment of principal of and any accrued interest on the Notes which shall have become due by declaration, shall have been cured, remedied or waived as provided in Section 6.6 of the Base Indenture, then and in every such case the holders of a majority in principal amount of the Notes then outstanding and as to which such Event of Default has occurred  by written notice to the Company and to the Trustee, may rescind and annul such declaration and its consequences.

In case the Trustee or any Holders shall have proceeded to enforce any right under this Indenture and such proceedings shall have been discontinued or abandoned because of such rescission or annulment or for any other reason or shall have been determined adversely to the Trustee or such Holder then and in every such case the Company, the Trustee and the Holders shall be restored respectively to their former positions and rights hereunder, and all rights, remedies and powers of the Company and the Trustee and the Holders shall continue as though no such proceedings had been taken.

2.6          No Sinking Fund or Repayment at Option of the Holder.  The Notes shall not be subject to any sinking fund or analogous provision and shall not be repayable at the option of a Holder thereof prior to the Stated Maturity.

2.7          No Additional Amounts.  The Company will not pay any additional amounts to any Holder in respect of any tax, assessment or governmental charge.

2.8          Ranking; Subordination.  The subordination provisions of the Base Indenture, including the provisions contained in Article XIV and the definition of  “Priority Indebtedness of the Company” set forth in Section 1.1 of the Base Indenture shall apply to the Notes.

ARTICLE III
REDEMPTION OF THE NOTES

3.1          Optional Redemption.  At any time and from time to time on or after September 16, 2024, the Company may, at its option, redeem the Notes, in whole or in part, pursuant to a notice of redemption delivered by or on behalf of the Company pursuant to Section 3.2 of the Base Indenture (as modified by Section 3.3 below) at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest (including Compound Interest, if any) on the principal amount of the Notes being redeemed to, but excluding, such Redemption Date.

At any time before September 16, 2024, the Company may, at its option, redeem the Notes, in whole but not in part, pursuant to a notice of redemption delivered by or on behalf of the Company pursuant to Section 3.2 of the Base Indenture (as modified by Section 3.3 below), following the occurrence of a Tax Event, at a redemption price equal to 100% of the principal amount of such Notes being redeemed plus accrued and unpaid interest (including Compound Interest, if any) on the principal amount of the Notes being redeemed to, but excluding, such Redemption Date.

At any time before September 16, 2024, the Company may, at its option, redeem the Notes, in whole but not in part, by a notice of redemption delivered by or on behalf of the Company pursuant to Section 3.2 of the Base Indenture (as modified by Section 3.3 below), following the occurrence of a Rating Agency Event, at a redemption price equal to 102% of the principal amount of such Notes being redeemed plus accrued and unpaid interest (including Compound Interest, if any) on the principal amount of the Notes being redeemed to, but excluding, such Redemption Date.

3.2         Effect of Redemption.  If notice of a redemption is provided and funds are deposited as required, interest will cease to accrue on and after the Redemption Date on the Notes or portions of Notes called for redemption.  In the event that any Redemption Date is not a Business Day, the Company will pay the redemption price on the next Business Day without any interest or other payment in respect of any such delay.

3.3         Selection and Notice of Redemption.  Section 3.2 of the Base Indenture shall apply to the Notes, but for the benefit of the Holders and for purposes of this First Supplemental Indenture only the reference to “20 days” in the second paragraph of such section is hereby changed to “15 days.”

ARTICLE IV
OPTION TO DEFER INTEREST PAYMENTS

4.1         Option to Defer Interest Payments. So long as no Event of Default with respect to the Notes has occurred and is continuing, the Company shall have the right on one or more occasions (subject to the last sentence of this Section 4.1), to defer the payment of interest otherwise due on the Notes for one or more Interest Payment Periods up to 40 consecutive Interest Payment Periods (each such deferral period, commencing on the date that the first such interest payment otherwise would have been due, an “Optional Deferral Period”), provided that no Optional Deferral Period (including as extended or shortened in the manner described below) shall (i) extend beyond the Stated Maturity or, with respect to any Notes, the Redemption Date applicable to such Notes, or (ii) end on a day other than the last day of an Interest Payment Period.  Before the termination of any Optional Deferral Period that is shorter than 40 consecutive Interest Payment Periods, the Company may further extend such Optional Deferral Period, provided that the Optional Deferral Period as so extended, and including all prior extensions thereof, shall not exceed 40 consecutive Interest Payment Periods, or extend beyond the Stated Maturity or, with respect to any Notes, the Redemption Date applicable to such Notes.  Subject to the limitation set forth in clause (ii) of the second immediately preceding sentence, the Company may elect to shorten the duration of any Optional Deferral Period.

The Company shall give the Holders and the Trustee written notice of its election of an Optional Deferral Period or any shortening or extension thereof at least ten Business Days before the earlier of (x) the next succeeding Interest Payment Date, or (y) if the Notes are then listed on any securities exchange, the date the Company is required to give notice to such securities exchange or other applicable self-regulatory organization or to Holders of such next succeeding Interest Payment Date or of the Regular Record Date therefor.

If the Company shall fail to pay interest on the Notes on any Interest Payment Date, the Company shall be deemed to have elected to defer payment of such interest for the Interest Payment Period immediately preceding such Interest Payment Date, unless the Company shall pay such interest in full within five Business Days after any such Interest Payment Date.  Notwithstanding the foregoing, the failure of the Company to provide notice in accordance with the immediately preceding paragraph of its election to commence or shorten or extend any Optional Deferral Period, including any deemed election as provided in the immediately preceding sentence, shall not affect the validity of such optional deferral hereunder.

During an Optional Deferral Period, interest will continue to accrue on the Notes at the Interest Rate and interest on the deferred interest will accrue at the Interest Rate, compounded quarterly, as of each Interest Payment Date occurring during such Optional Deferral Period, to the extent permitted by applicable law (the “Compound Interest”). No interest shall be due and payable during an Optional Deferral Period except at the end of such Optional Deferral Period or upon a redemption of the Notes during such Optional Deferral Period.  Any interest, including Compound Interest, so deferred during an Optional Deferral Period shall forthwith cease to be payable to the Holders on the Regular Record Date with respect to each Interest Payment Date occurring during such Optional Deferral Period and shall be paid to the Person or Persons in whose name the Notes are registered at the close of business on a Special Record Date (the “Special Record Date”), which shall be the Regular Record Date with respect to the Interest Payment Date at the end of (that is, on the day next succeeding the conclusion of) such Optional Deferral Period.

Upon payment by the Company of deferred interest on the Notes, the Company shall have the right to elect to begin a new Optional Deferral Period pursuant to this Section 4.1.

4.2          Dividend and Other Payment Stoppages. So long as any Notes remain outstanding, if the Company shall have given notice of its election to defer interest payments on the Notes but the related Optional Deferral Period has not yet commenced or an Optional Deferral Period has commenced and is continuing, the Company shall not:

(a)          declare or pay any dividends or distributions on the Capital Stock of the Company:

(b)          redeem, purchase, acquire or make a liquidation payment with respect to any Capital Stock of the Company;

(c)          pay any principal, interest or premium on, or repay, repurchase or redeem any debt securities of the Company that are equal or junior in right of payment with the Notes; or

(d)          make any payments with respect to any guarantee by the Company of debt securities if such guarantee is equal or junior in right of payment with the Notes;

provided that, notwithstanding the foregoing, during an Optional Deferral Period, the Company may (i) declare and pay dividends or distributions payable solely in shares of common stock of the Company or options, warrants or rights to subscribe for or purchase shares of common stock of the Company; (ii) declare and pay any dividend in connection with the implementation of a Rights Plan, (iii) issue any of shares of Capital Stock of the Company under any Rights Plan or redeem or repurchase any rights distributed pursuant to a Rights Plan, (iv) reclassify the Capital Stock of the Company or exchange or convert one class or series of the Capital Stock of the Company for another class or series of the Capital Stock of the Company, (v) purchase fractional interests in shares of the Capital Stock of the Company pursuant to the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged, and (vi) purchase common stock of the Company related to the issuance of such common stock or rights under any dividend reinvestment plan of the Company or any benefit plan of the Company for the directors, officers, employees, consultants or advisors of the Company.

ARTICLE V
FORM OF NOTE

5.1          Form of Note.  The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the form attached hereto as Exhibit A.

ARTICLE VI
ORIGINAL ISSUE OF NOTES

6.1         Original Issue of Notes.  The Notes in the initial aggregate principal amount of up to $200,000,000 may be executed by the Company and delivered to the Trustee for authentication by it, and the Trustee shall thereupon authenticate and deliver said Notes to the Company or upon the written order of the Company, signed by any Officer of the Company, without any further corporate action by the Company.

ARTICLE VII
TAX TREATMENT

7.1         Tax Treatment.  The Company agrees, and by acceptance of a Note or a beneficial interest in a Note each Holder and any Person acquiring a beneficial interest in a Note agrees, to treat the Notes as indebtedness for United States federal, state and local income tax purposes.

ARTICLE VIII
THE TRUSTEE

8.1          Security Registrar and Paying Agent.  Pursuant to the Base Indenture, the Company hereby appoints the Trustee as registrar and “Paying Agent” with respect to the Notes.

8.2         Concerning the Trustee.  The Trustee accepts the amendment of the Indenture effected by this First Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this First Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by corporate action or otherwise, (iii) the due execution hereof by the Company and/or (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

8.3          Patriot Act Requirements of Trustee.  The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act) all financial institutions are required to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account.  The parties to this First Supplemental Indenture agree that they will provide to the Trustee such information as it may request, from time to time, in order for the Trustee to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

8.4         Notice upon Trustee.  Any notice, direction, request, demand, consent or waiver by the Company or any Holder to or upon the Trustee, registrar or Paying Agent for the Notes shall be deemed to have been sufficiently given, made or filed, for all purposes, if given, made or filed in writing and received by a Responsible Officer of the Trustee at the Corporate Trust Office.

ARTICLE IX
MISCELLANEOUS

9.1        Ratification of Indenture; First Supplemental Indenture Controls.  The Base Indenture, as supplemented and (solely for purposes of the Notes) amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.  The provisions of this First Supplemental Indenture shall supersede the provisions of the Base Indenture to the extent the Base Indenture is inconsistent herewith.  For all purposes under the Base Indenture, the Notes shall constitute a single series of Securities, and with regard to any matter requiring the consent under the Base Indenture of holders of multiple series of Securities voting together as a single class, the consent of Holders voting as a separate class shall also be required and the same threshold shall apply.

9.2         Recitals.  The recitals herein contained are made by the Company only and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.  The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture or the Notes.  The Trustee shall have no responsibility or liability with respect to any information, statement or recital in any prospectus, prospectus supplement or other disclosure material prepared or distributed with respect to the issuance of the Notes.  The Trustee shall have no responsibility or liability with respect to the interest rate on the Notes and whether at any time it complies with applicable law.  All of the provisions contained in the Base Indenture in respect of the rights, powers, privileges, protections, duties and immunities of the Trustee shall be applicable as fully and with like effect as if set forth herein in full.

9.3          Governing Law.  This First Supplemental Indenture and each Note shall be governed by the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State (without regard to the conflicts of law principles thereof).

9.4          Separability.  In case any one or more of the provisions contained in this First Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of the Notes, but this First Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

9.5         Counterparts.  This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.  The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

9.6         Jury Trial Waiver.  EACH OF THE COMPANY, HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

SOUTH JERSEY INDUSTRIES, INC.

By:	/s/ Cielo Hernandez
Name:	Cielo Hernandez
Title:	Senior Vice President and Chief Executive Officer

BRANCH BANKING AND TRUST COMPANY, as Trustee

By:	/s/ Christina Rhodebeck
Name:	Christina Rhodebeck
Title:	Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

FORM OF
5.625% JUNIOR SUBORDINATED NOTE DUE 2079

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY.  THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT HEREON IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOUTH JERSEY INDUSTRIES, INC.

$[ ]

5.625% JUNIOR SUBORDINATED NOTE DUE 2079

Dated:  [ ] [ ], 20[ ]

NUMBER R-[ ]	CUSIP NO:	[	]

Registered Holder:	ISIN NO:	[	]

SOUTH JERSEY INDUSTRIES, INC., a New Jersey corporation (herein referred to as the “Company,” which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to the Registered Holder named above, the principal sum [of           Dollars] [specified in the Schedule of Increases or Decreases in this Note annexed hereto] on September 16, 2079 (the “Stated Maturity”), and to pay (subject to deferral as set forth herein) interest thereon at the rate of 5.625% per annum, such interest to accrue from September 16, 2019.  Subject to the Company’s right to defer interest payments as set forth in the First Supplemental Indenture (as defined on the reverse hereof), interest is payable quarterly in arrears on each March 16, June 16, September 16 and December 16, commencing on December 16, 2019 (the “Interest Payment Dates”), until the principal thereof is paid or made available for payment.

The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months, and with respect to any period less than a full calendar month, on the basis of the actual number of days elapsed during a 30-day month.  The interest so payable on an Interest Payment Date will be paid to the Person in whose name this Note is registered, at the close of business on the Regular Record Date next preceding such Interest Payment Date; provided that interest payable at Stated Maturity will be paid to the Person to whom principal is payable.  Any such interest that is not so punctually paid or duly provided for, and that is not deferred as described below, will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid (i) to the Person in whose name this Note (or any Note issued upon registration of transfer or exchange thereof) is registered at the close of business on the record date for the payment of such defaulted interest established in accordance with Section 2.3 of the Base Indenture or (ii) at any time in any other lawful manner not inconsistent with the requirements of the securities exchange, if any, on which the Notes may be listed, and upon such notice as may be required by such exchange.  The “Regular Record Date”, with respect to each Interest Payment Date, (i) for so long as all of the Notes that are outstanding are represented by one or more Global Securities, the close of business on the Business Day immediately preceding such Interest Payment Date, and, (ii) in the event that any of the Notes that are outstanding cease to be represented by one or more Global Securities, the close of business on the 15th calendar day prior to such Interest Payment Date (whether or not a Business Day).

So long as no Event of Default with respect to the Note has occurred and is continuing, the Company shall have the right on one or more occasions (subject to the last sentence of this paragraph), to defer the payment of interest otherwise due on this Note for one or more Interest Payment Periods up to 40 consecutive Interest Payment Periods (each such deferral period, commencing on the date the first such interest payment would otherwise have been due, an “Optional Deferral Period”), provided that no Optional Deferral Period (including as extended or shortened in the manner described below) shall (i) extend beyond the Stated Maturity or, with respect to this Note, the Redemption Date applicable to this Security, or (ii) end on a day other than the last day of an Interest Payment Period.  Before the termination of any Optional Deferral Period that is shorter than 40 consecutive Interest Payment Periods, the Company may further extend such Optional Deferral Period, provided that the Optional Deferral Period as so extended, and including all prior extensions thereof, shall not exceed 40 consecutive Interest Payment Periods, or extend beyond the Stated Maturity or, with respect to this Note, the Redemption Date applicable to this Note.  Subject to the limitation set forth in clause (ii) of the second immediately preceding sentence, the Company may elect to shorten the duration of any Optional Deferral Period.

The Company shall give the Holders and the Trustee written notice of its election of an Optional Deferral Period or any shortening or extension thereof at least ten Business Days before the earlier of (x) the next succeeding Interest Payment Date, or (y) if the Notes are then listed on any securities exchange, the date the Company is required to give notice to such securities exchange or other applicable self-regulatory organization or to Holders of such next succeeding Interest Payment Date or of the Regular Record Date therefor.

If the Company shall fail to pay interest on this Note on any Interest Payment Date, the Company shall be deemed to have elected to defer payment of such interest for the Interest Payment Period immediately preceding such Interest Payment Date, unless the Company shall pay such interest in full within five Business Days after any such Interest Payment Date.  Notwithstanding the foregoing, the failure of the Company to provide notice in accordance with the immediately preceding paragraph of its election to commence or shorten or extend any Optional Deferral Period, including any deemed election as provided in the immediately preceding sentence, shall not affect the validity of such optional deferral hereunder.

During an Optional Deferral Period, interest will continue to accrue on this Note at the Interest Rate and interest on the deferred interest will accrue at the Interest Rate, compounded quarterly, as of each Interest Payment Date occurring during such Deferral Period, to the extent permitted by applicable law (the “Compound Interest”). No interest shall be due and payable during an Optional Deferral Period except at the end of such Optional Deferral Period or upon a redemption of the Notes during such Optional Deferral Period.  Any interest, including Compound Interest, so deferred during an Optional Deferral Period shall forthwith cease to be payable to the Holders on the Regular Record Date with respect to each Interest Payment Date occurring during such Optional Deferral Period and shall be paid to the Person or Persons in whose name this Security is registered at the close of business on a Special Record Date (the “Special Record Date”), which shall be the Regular Record Date with respect to the Interest Payment Date at the end of (that is, on the day next succeeding the conclusion of) such Optional Deferral Period.  If the Company shall have paid all deferred interest on the Notes, the Company shall have the right to elect to begin a new Optional Deferral Period pursuant to this paragraph.

If an Interest Payment Date, Redemption Date or the Stated Maturity of the Notes or the date (if any) on which the Company is required to purchase the Notes falls on a day that is not a Business Day, the applicable payment will be made on the next succeeding day that is a Business Day (and without any interest or payment in respect of any such delay) with the same force and effect as if made on the date the payment was originally payable.  “Business Day” means any day other than a Saturday or Sunday that is neither a Legal Holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close, or a day on which the Corporate Trust Office is closed for business. “Legal Holiday” means any day that is a legal holiday in New York, New York.

This Note may be presented for payment of principal and interest at the office of the Paying Agent, in the continental United States; provided, however, that payment of interest will be made by the Company (i) by check mailed to such address of the person entitled thereto as the address shall appear on the Register of the Notes or (ii) if such Person so requests and designates an account in writing to the Trustee at least five Business Days prior to the relevant Interest Payment Date, by wire transfer to such account.  Payments with respect to any Global Security will be made by wire transfer to the Depositary or in accordance with any other applicable procedures of the Depositary.  Payment of the principal and interest on this Note shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

At any time and from time to time on or after September 16, 2024, the Company may, at its option, redeem the Notes, in whole or in part, pursuant to a notice of redemption delivered by or on behalf of the Company pursuant to Section 3.2 of the Base Indenture (except as otherwise set forth below) at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest (including Compound Interest, if any) on the principal amount of the Notes being redeemed to, but excluding, such Redemption Date.

At any time before September 16, 2024, the Company may, at its option, redeem the Notes, in whole but not in part, pursuant to a notice of redemption delivered by or on behalf of the Company pursuant to Section 3.2 of the Base Indenture (except as otherwise set forth below), following the occurrence of a Tax Event (as defined below), at a redemption price equal to 100% of the principal amount of such Notes being redeemed plus accrued and unpaid interest (including Compound Interest, if any) on the principal amount of the Notes being redeemed to, but excluding, such Redemption Date.

“Tax Event” means receipt by the Company of an opinion of counsel experienced in such matters to the effect that, as a result of:

(a)
any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

(b)
an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

(c)
any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

(d)
a threatened challenge asserted in writing in connection with an audit of the Company or an audit of any of the Subsidiaries of the Company, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment, clarification, or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly known after September 9, 2019, there is more than an insubstantial risk that interest payable by the Company on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.

At any time before September 16, 2024, the Company may, at its option, redeem the Notes, in whole but not in part, pursuant to a notice of redemption delivered by or on behalf of the Company pursuant to Section 3.2 of the Base Indenture (except as otherwise set forth in the immediately succeeding paragraph), following the occurrence of a Rating Agency Event (as defined below), at a redemption price equal to 102% of the principal amount of such Securities of this series being redeemed plus accrued and unpaid interest  (including Compound Interest, if any) to, but excluding, such Redemption Date.  “Rating Agency Event” means a change to the methodology or criteria that were employed by an applicable nationally recognized statistical rating organization for purposes of assigning equity credit to securities such as the Securities of this series on September 16, 2019 (the “current methodology”), which change either (i) shortens the period of time during which equity credit pertaining to the Securities of this series would have been in effect had the current methodology not been changed, or (ii) reduces the amount of equity credit assigned to the Securities of this series as compared with the amount of equity credit that such rating agency had assigned to the Securities of this series as of September 16, 2019.

Notice of any redemption by the Company will be mailed (or, as long as the Securities of this series are represented by one or more Global Securities, transmitted in accordance with the Depositary’s standard procedures therefor) at least 15 days but not more than 60 days before any Redemption Date to each Holder of the Notes to be redeemed.  If notice of a redemption is provided and funds are deposited as required, interest will cease to accrue on and after the Redemption Date on the Notes or portions of Notes called for redemption.  In the event that any Redemption Date is not a Business Day, the Company will pay the redemption price on the next Business Day without any interest or other payment in respect of any such delay.  If less than all the Notes are to be redeemed at the option of the Company, the Trustee shall select, in such manner as it shall deem fair and appropriate, the Notes of this series to be redeemed in whole or in part.  The Trustee may select for redemption Notes and portions of the Notes in amounts of $25 or any integral multiple of $25 in excess thereof.  As long as the Notes are represented by Global Securities, beneficial interests in such Notes shall be selected for redemption by the Depositary in accordance with its standard procedures therefor.

In the event of redemption of this Note in part only, a new Note or Notes and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the surrender hereof.

The indebtedness of the Company evidenced by this Note, including the principal hereof and interest hereon, is, to the extent and in the manner set forth in the Indenture, subordinate and junior in right of payment to the Company’s obligations to holders of Priority Indebtedness of the Company and each Holder of this Note, by acceptance hereof, agrees to and shall be bound by such provisions of the Indenture and all other provisions of the Indenture.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

In the case of any conflict between this Note and the Indenture, the provisions of the Indenture shall control and govern.

This Note shall not be entitled to any benefit under the Indenture, or be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by or on behalf of the Trustee under the Indenture.

IN WITNESS WHEREOF, South Jersey Industries, Inc. has caused this instrument to be duly executed.

Dated:

SOUTH JERSEY INDUSTRIES, INC.

By:
Name
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities, of the series designated herein, referred to in the within-mentioned Indenture.

BRANCH BANKING AND TRUST COMPANY, as Trustee

By:
Authorized Signatory

REVERSE OF NOTE

This Note is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series pursuant to the Junior Subordinated Indenture, dated as of September 16, 2019, between the Company and Branch Banking and Trust Company (herein called the “Trustee”) (the “Base Indenture”), as supplemented and amended by a First Supplemental Indenture dated as of September 16, 2019 by and between the Company and the Trustee (the “First Supplemental Indenture” and together with the Base Indenture, as it may be hereafter supplemented or amended from time to time, the “Indenture”).  Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders (the word “Holder” or “Holders” meaning the registered holder or registered holders) of the Notes.  This Note is one of the series designated on the face hereof (the “Notes”) which is initially issued in aggregate principal amount of $200,000,000.

Capitalized terms used herein but not defined herein shall have the respective meanings assigned thereto in the Indenture.

The Notes are not subject to the operation of any sinking fund.

In the case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of all of the Notes may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Company will not pay any additional amounts to any Holder in respect of any tax, assessment or governmental charge.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Notes outstanding.  The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time outstanding, on behalf of the Holders of all outstanding Notes, to waive compliance by the Company with certain provisions of the Indenture, and contains provisions permitting the Holders of specified percentages in principal amount in certain instances of the outstanding Notes, to waive on behalf of all of the Holders of Notes, certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, no Holder of Notes shall have any right by virtue or by availing of any provision of the Indenture to institute any suit, action or proceeding in equity or at law upon or under or with respect to the Indenture or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless such Holder previously shall have given to the Trustee written notice of an Event of Default and of the continuance thereof, as provided in the Indenture, and unless also the Holders of the requisite principal amount of all the Securities at the time outstanding, determined pursuant to Section 6.4 of the Base Indenture and Section 9.1 of the First Supplemental Indenture, shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee under the Indenture and shall have offered to the Trustee such security and/or indemnity satisfactory to it as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have declined to institute any such action, suit or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to Section 6.6 of the Base Indenture; it being understood and intended, and being expressly covenanted by the taker and Holder of every Note with every other taker and Holder and the Trustee, that no one or more Holders shall have any right in any manner whatever by virtue or by availing of any provision of this Indenture to affect, disturb or prejudice the rights of the Holders of any other of such Securities, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under the Indenture, except in the manner therein provided and for the equal, ratable and common benefit of all Holders of Securities.  For the protection and enforcement of the provisions of Section 6.4 of the Base Indenture, each and every Holder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Nothing contained in the Indenture is intended to or shall impair, as between the Company and the Holders of the Notes, the obligation of the Company, which is absolute and unconditional, to pay to such Holders the principal of and interest on such Notes when, where and as the same shall become due and payable, all in accordance with the terms of the Notes, or is intended to or shall affect the relative rights of such Holders and creditors of the Company other than the holders of the Priority Indebtedness of the Company, nor shall anything herein or therein prevent the Trustee or the Holder of any Security from exercising all remedies otherwise permitted by applicable law upon default under the Indenture, subject to the rights, if any, under Article XIV of the Base Indenture of the holders of Priority Indebtedness of the Company in respect of cash, property, or securities of the Company received upon the exercise of any such remedy.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note may be registered on the Register of the Notes upon surrender of this Note for registration of transfer at the offices maintained by the Company or its agent for such purpose, duly endorsed by the Holder hereof or its attorney duly authorized in writing, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities registrar duly executed by the Holder hereof or its attorney duly authorized in writing, but without payment of any charge other than a sum sufficient to reimburse the Company for any tax or other governmental charge incident thereto.  Upon any such registration of transfer, a new Note or Notes of authorized denomination or denominations for the same aggregate principal amount will be issued to the transferee in exchange herefor.

No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

By acceptance of this Note or a beneficial interest in this Note, each Holder hereof and any Person acquiring a beneficial interest herein, for United States federal, state and local tax purposes, agrees to treat this Note as indebtedness and to take other positions for such tax purposes as set forth in the First Supplemental Indenture.

Prior to due presentment for registration of transfer of this Note, the Company, the Trustee, and any agent of the Company or the Trustee may deem and treat the person in whose name this Note shall be registered upon the Register of the Securities of this series as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon) for the purpose of receiving payment of or on account of the principal hereof and, subject to the provisions on the face hereof, interest due hereon and for all other purposes; and neither the Company nor the Trustee nor any such agent shall be affected by any notice to the contrary.

No recourse shall be had for the payment of the principal of or interest on this Note, or for any claim based hereon or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer, director or employee, as such, past, present or future, of the Company or of any successor, either directly or through the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as a part of the consideration for the issue hereof, expressly waived and released.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of the Notes and for covenant defeasance at any time of certain covenants in the Indenture upon compliance with certain conditions set forth in the Indenture.

The Notes are issuable only in registered form without coupons in denominations of $25 or any integral multiple of $25 in excess thereof.

This Note shall be governed by the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State (without regard to the conflicts of law principles thereof).

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto

(please insert Social Security or other identifying number of assignee)

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Note and all rights thereunder, hereby irrevocably constituting and appointing agent to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:	____ __, ___

NOTICE:  The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement, or any change whatever.

SCHEDULE OF INCREASES OR DECREASES IN THIS NOTE

The initial principal amount of this Note is:  $

Changes to Principal Amount of [Global] Note

Date	Principal Amount by which this Note is to be Decreased or Increased and the Reason for the Decrease or Increase	Remaining Principal Amount Of this Note	Signature of Trustee